Exhibit 99.2

Capital and Share Increase Agreement

Party A: Jiaxing Li Ou Electromechanical Equipment Co. Ltd
Party B: Sinoenergy Holding Limited Co
Party C: Qingdao Sinogas General Machinery Co. Ltd.

With respect that:

(1) Party C is an “exclusively foreign-owned limited liability company” established in accordance with relevant laws of the People’s Republic of China with registered capital of USD Eleven Million and Eight Hundred Thousand ($11,800,000).
Party C is a professional company manufacturing and selling special equipments for compressed natural gas. In order to expand scale of manufacture and improve output and sales volume, Party A and Party B increase capital and adjust the structure of shares to expand the scale of manufacture and increase the market share basing on the principle of mutual benefits and using own advantages.

(2) Party B, which is a company registered in British Virgin Islands, holds 100% of shares of Party C before signing this agreement.

(3) Party A, which is a limited liability company established in accordance with relevant laws of the People’s Republic of China, plans to increase capital to Party C.

Therefore, the three parties come to the following agreement in Beijing on capital increase and collective management of Party C.

1. Party A shall increase capital to Party C in April 2008 with CNY 8 million (hereinafter referred to as “increased capital”), which shall be converted into USD according to the medium price of exchange between CNY and USD publicized by the People’s Bank of China. USD 621,800 shall be increased registered capital of Party C, and the remained amount shall be counted into the capital surplus of Party C. Then, the registered capital of Party C shall be increased to USD Twelve Million Four Hundred Twenty One Thousand and Eight Hundred ($12,421,800).

2. After increasing capital, Party A shall hold 5% of total shares of Party C, and Party B shall hold 95% of total shares of Party C. Party C shall become a joint venture enterprise.

3. Before increasing capital, Party B shall hold a meeting of directors of Party C to approve this agreement.

4. After increasing registered capital, alteration of registration documents and reorganization of board of directors of Party C shall be completed immediately in accordance with the Company Law. The new board of directors shall be composed of 5 members. Party A shall assign one director, and Party B shall assign 4 directors and the president. The general manager and the CFO shall be recommended by Party B and appointed by the board of directors.

5. The increased capital shall be fully transferred to the account appointed by Party C within one month after this agreement comes into force.

6. Party A and Party B shall consign the person appointed by the board of directors of Party C within 15 days after this agreement comes into force to transact registration for alteration of registered capital and shareholders, which shall be completed within 30 days after this agreement comes into force.

7. After the alteration of shareholders is completed, Party A shall hold 5% of total shares of Party C and take corresponding rights and benefits, and Party B shall hold 95% of total shares of Party C and take corresponding rights and benefits.

8. Each party of this agreement shall insure necessary rights, powers and authorizations to sign this agreement and fulfill the following obligations. The representatives shall be legally authorized to sign this agreement and accept the obligations of this agreement.

9. Before the completion of increasing capital, Party A and Party B shall keep confidentiality of the capital increase and all related contents.

10. Force Majeure

10.1 No party shall be deemed as breaching this agreement for failing to fulfill the obligations of this agreement in part or in all caused by force majeure, but necessary compensations shall be made to reduce the loss caused by force majeure.

10.2 The party suffering force majeure shall give notice in writing to the other party within 3 workdays after force majeure happens, and provide details of force majeure and valid certificates for failing or delaying to fulfill the obligations within 15 workdays after force majeure happens. Parties of this agreement shall make consultation to decide cancelling this agreement, partly releasing the obligations or delaying to fulfill this agreement.

10.3 The above mentioned force majeure refers to the unpredictable and unconquerable objective circumstances, including but not limited to war, blockage, embargo, turbulence, fire, flood, storm, earthquake, explosion, pestilence, epidemic and other matters caused by natural factors directly influencing fulfillment of this agreement.

11. Applicable Laws and Settlement of Disputes
Fulfillment of this agreement and settlement of disputes shall be in accordance with relevant laws of the People’s Republic of China. Any dispute arising from fulfillment of this agreement shall be settled through friendly consultation. If no settlement can be reached within 30 days, any party can apply litigation from the local court of Qingdao City.

12. Breaching Liabilities
After signing this agreement, failing to fulfill this agreement in part or in all shall be deemed as breaching this agreement. The party breaching this agreement shall be responsible for compensating all the direct economic loss of the other party, who shall have the right to require the party breaching this agreement to continue fulfilling this agreement.

13. Alteration and Cancellation of this Agreement
The alteration of this agreement shall be consulted by the parties of this agreement, and the alteration agreement in writing shall be made. If no unanimous consultation can be reached, this agreement shall be still valid.

14. This agreement shall come into force after being signed and sealed by the legal representative or authorized agent of each party and approved by the commercial administration authority. This agreement is in 6 original copies with the same force. Both Party A and Party B shall keep two copies, and the authority shall keep two copies.

(Signing Page)

Party A:
Legal Representative (Authorized Agent):

Party B:
Legal Representative (Authorized Agent):

Party C:
Legal Representative (Authorized Agent):

Date: